Exhibit 99.1

Cytec Announces First Quarter 2008 Results

Reaffirms Full Year Earnings Guidance

WEST PATERSON, N.J.--(BUSINESS WIRE)--Cytec Industries Inc. (NYSE:CYT) announced today net earnings for the first quarter 2008 of $49.1 million or $1.01 per diluted share on net sales of $973 million. Included in the quarter are several special items that total $3.4 million expense after-tax or $0.07 per diluted share and are outlined further in this release. Excluding these special items, net earnings were $52.5 million or $1.08 per diluted share.

Net earnings for the first quarter of 2007 were $51.7 million, or $1.05 per diluted share, on net sales of $864 million. Included in that quarter were several special items that total $14.4 million income after-tax or $0.29 per diluted share and are outlined further in this release. Excluding these special items, net earnings were $37.3 million or $0.76 per diluted share.

David Lilley, Chairman, President and Chief Executive Officer said, “Our earnings per share, excluding special items, showed good improvement versus the same period in 2007, up 42%. The Engineered Materials segment had a strong quarter as selling volumes were significantly higher than the prior year, particularly in the large commercial aircraft, and regional and business jet sectors. In the Specialty Chemicals segment, demand in North America was weak while demand in Europe softened in the latter half of the quarter. Yet, compared to the same period last year, our earnings did improve as a result of increased selling prices and the benefits from our operational excellence initiatives. In addition, Building Block Chemicals contributed to the earnings growth primarily as a result of higher selling prices which more than offset significantly higher raw material costs.”

Cytec Performance Chemicals Sales increased 2% to $183 million; Operating Earnings increased to $14.2 million.

Mr. Lilley continued, “In Cytec Performance Chemicals, overall selling volumes were down 4% primarily due to the final phase of the divestiture of the water treatment product line. In addition, sales were down in Polymer Additives which reflects our decision to exit certain commodity product lines. Mining and Phosphine Chemicals both increased their volumes. Selling prices increased by 2% and the impact of exchange rates increased sales by 4%.”

“Operating earnings of $14.2 million were up compared to the $13.0 million in the first quarter of 2007. The increase is due primarily to the improved earnings in the Polymer Additives product line resulting from our focus on selling higher-value products plus the benefits of our restructuring initiatives.”

Cytec Surface Specialties Sales increased 11% to $449 million; Operating Earnings increased to $20.1 million.

“In Cytec Surface Specialties, overall selling volumes were flat with continued weak demand in North America and some softening in Europe. However, we continue to achieve good volume growth in Asia and Latin America. Selling prices increased by 1% and the impact of exchange rate changes increased sales by 10%.”

“Operating earnings of $20.1 million were up compared to the $15.7 million in the first quarter of 2007 and this is principally due to the combined impact of higher selling prices and lower raw materials partially offset by the accelerated depreciation ($1.4M pre-tax) at the Pampa, TX manufacturing site that we expect to exit later in the year, and other inflation related cost increases.”

Cytec Engineered Materials Sales increased 23% to $200 million; Operating Earnings increased to $44.5 million.

“In Cytec Engineered Materials, selling volumes increased by 20% and selling prices increased 3%. The selling volume increase was primarily in the large commercial transport, regional and business jet sectors.”

“Operating earnings of $44.5 million were up compared to the $32.6 million in the first quarter of 2007. The favorable impact of the higher selling volumes and selling prices was partially offset by increased raw material costs and higher manufacturing costs as a result of the increased production volumes. The business also had planned increases in research and technical service expenses related to technology investments.”

Building Block Chemicals Sales increased 21% to $141 million; Operating Earnings increased to $5.9 million.

“In Building Block Chemicals, selling volumes decreased by 10% and selling prices increased by 31%. The decrease in selling volumes came primarily from acrylonitrile, as the 2007 period included shipments delayed from 2006.”

“Operating earnings increased to $5.9 million compared to $2.6 million in the first quarter of 2007. The increase was mostly due to the higher selling prices which more than offset higher raw material costs.”

Special Items

David M. Drillock, Vice President and Chief Financial Officer commented, “We recorded a number of special items in the first quarter of 2008 that total to a pre-tax charge of $4.8 million ($3.4 million expense after-tax or $0.07 per diluted share) as follows:

  Included in manufacturing cost of sales in Corporate and Unallocated is a pre-tax charge of $1.9 million ($1.4 million after-tax or $0.03 per diluted share) for additional restructuring costs associated with Specialty Chemicals manufacturing operations in West Virginia, Connecticut, and Dijon, France. These expenses were anticipated but not accruable when the plans were announced.
  Included in Corporate and Unallocated is a pre-tax charge of $1.5 million ($1.1 million after-tax or $0.02 per diluted share) associated with various organizational restructuring initiatives across Specialty Chemicals.
  Also included in manufacturing cost of sales of the Cytec Surface Specialties segment is a pre-tax charge of $1.4 million ($0.9 million after-tax or $0.02 per diluted share) for accelerated depreciation in relation to our Radcure manufacturing at our leased Pampa, Texas facility. The previous owners have sold the site and we have decided in conjunction with the new owners to leave the site and are working on a complete review of our alternatives. Economically it does not make sense to relocate most of the assets and as a result, we have accelerated depreciation to bring those assets to zero by the end of this year. The total additional accelerated depreciation expense expected for the full year is $5.6 million which will be spread evenly throughout 2008.”

"We recorded special items in the first quarter of 2007 that total pre-tax income of $14.9 million ($14.4 million of income after-tax or a $0.29 increase per diluted share) as follows:

  We recorded a pre-tax gain of $15.7 million (after-tax $15.2 million or $0.31 per diluted share) as a result of completing the second phase of the sales of our water treatment chemicals and acrylamide product lines to Kemira Group. We also received $6 million for the final working capital settlement from the first phase closing.
  We recorded pre-tax net restructuring charges of $0.8 million (after-tax $0.8 million or $0.02 per diluted share). The costs were principally related to the shutdown of our manufacturing operations in France, which were expected but not accruable as part of the charge taken in the fourth quarter of 2006.”

Interest Expense

Mr. Drillock continued, “Interest expense decreased slightly in the first quarter. Late in the quarter, we retired all $100 million of our 6.75% notes at their scheduled maturity date using a combination of our existing cash and drawdowns under our revolver.”

Income Tax Expense

Mr. Drillock added, "Our tax provision for the first quarter of 2008 was $22.2 million, or 31.1%, on earnings before income taxes compared with $16.3 million, or 24.0%, on earnings before income taxes in the first quarter of 2007. The rate in the 2007 quarter was significantly affected by the limited tax expense on the gain recorded on phase two of the divestiture of the water treatment chemicals and acrylamide product lines.”

Cash Flow

Mr. Drillock further commented, “We are pleased with our cash flow generation in the quarter. Cash flow provided by operations was approximately $38 million for the quarter. Trade accounts receivable increased by $41 million and days outstanding are down one day versus the end of the previous quarter. Inventory increased $25 million and days on hand are 72, down from 73 days at the end of last quarter. The change in accrued expenses is related principally to our normal incentive compensation payments for the prior year performance. Capital spending for the quarter was $27 million.”

“During the quarter we purchased 101 thousand shares of our common stock for $5.4 million. The remaining amount on the current share repurchase authorization is approximately $86 million.”

2008 Outlook

Mr. Lilley commented, “We remain optimistic on our improvement opportunities, and together with continued strong performance of the Engineered Materials business, we affirm our overall guidance for full year adjusted diluted earnings per share is to be in a range of $4.15 to $4.35 per share, up from the 2007 adjusted diluted earnings per share of $3.90. The first quarter is however indicative of the challenges we face in weakening demand in North America and Europe affecting our Specialty Chemicals business. Oil and natural gas have increased significantly in the quarter and we are closely watching this impact on our raw materials.”

In closing, Mr. Lilley commented, “Overall, our improvement initiatives remain on track and we are confident in the long-term trends for our businesses. We will continue to be vigilant in monitoring economic conditions and raw material volatility, and will take appropriate actions to minimize their impact. We are also making progress in promoting our value-added technologies to improve earnings in order to enhance shareholder value.”

Investor Conference Call to be Held on April 18, 2008 at 11:00 A.M. ET

Cytec will host their first quarter earnings release conference call on April 18, 2008 at 11:00 a.m. ET. The conference call will also be simultaneously webcast for all investors from Cytec’s website www.cytec.com. Select the Investor Relations page to access the live conference call.

Use of Non-GAAP Measures

Management believes that net earnings and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP to non-GAAP measurements can be found at the end of this release.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Corporate Profile

Cytec Industries Inc. is a global specialty chemicals and materials company focused on developing, manufacturing and selling value-added products. Our products serve a diverse range of end markets including aerospace, adhesives, automotive and industrial coatings, chemical intermediates, inks, mining and plastics. We use our technology and application development expertise to create chemical and material solutions that are formulated to perform specific and important functions in the finished products of our customers.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2008	2007

Net sales	$973.0	$863.6
Manufacturing cost of sales	772.7	698.8
Selling and technical services	58.6	49.9
Research and process development	21.7	18.4
Administrative and general	29.0	26.3
Amortization of acquisition intangibles	10.1	9.3
Gain on sale of assets held for sale	-	15.7
Earnings from operations	80.9	76.6
Other income (expense), net	(0.2)	1.4
Equity in earnings of associated companies	0.5	0.3
Interest expense, net	9.9	10.3
Earnings before income taxes	71.3	68.0
Income tax provision	22.2	16.3
Net earnings	$49.1	$51.7

Basic earnings per common share	$1.02	$1.07
Diluted earnings per common share	$1.01	$1.05

Dividends per common share	$0.125	$0.10

Weighted average shares outstanding (in thousands):
Basic	48,002	48,135
Diluted	48,801	49,207

CYTEC INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT
(Millions of dollars)

	2008	2007
Net Sales:
Cytec Performance Chemicals
Sales to external customers	$182.5	$179.1
Intersegment sales	0.3	1.8
Cytec Surface Specialties	449.4	404.5
Cytec Engineered Materials	200.4	163.4
Building Block Chemicals
Sales to external customers	140.7	116.6
Intersegment sales	5.7	9.5
Net sales from segments	979.0	874.9
Elimination of intersegment revenue	(6.0)	(11.3)
Total consolidated net sales	$973.0	$863.6
			% of			% of
			Sales			Sales
Earnings from operations:
Cytec Performance Chemicals	$14.2		8%	$13.0		7%
Cytec Surface Specialties	20.1	(1)	4%	15.7		4%
Cytec Engineered Materials	44.5		22%	32.6		20%
Building Block Chemicals	5.9		4%	2.6		2%

Earnings from segments	84.7		9%	63.9		7%
Corporate and Unallocated	(3.8)	(2)		12.7	(3)
Total earnings from operations	$80.9		8%	$76.6		9%
(1)	Includes pre-tax charge of $1.4 for accelerated depreciation in relation to our decision to exit Radcure manufacturing at our leased facility in Pampa, Texas.
(2)

Includes pre-tax charge of $1.9 for additional restructuring costs associated with Specialty Chemicals manufacturing operations in West Virginia, Connecticut, and Dijon, France. Also includes $1.5 associated with various organizational restructuring initiatives across Specialty Chemicals.

(3)	Includes pre-tax gain of $15.7 related to the second phase of the sale of our water treatment and acrylamide product lines.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions, except per share amounts)

	March 31, 2008	December 31, 2007
Assets
Current assets
Cash and cash equivalents	$32.9	$76.8
Trade accounts receivable, less allowance for doubtful accounts of $4.3 and $4.5 at March 31, 2008 and December 31, 2007, respectively	646.5	584.4
Other accounts receivable	69.2	72.1
Inventories	563.4	520.0
Deferred income taxes	6.5	7.1
Other current assets	25.0	15.7
Total current assets	1,343.5	1,276.1

Investment in associated companies	26.0	23.8

Plants, equipment and facilities	2,073.8	2,022.6
Less: accumulated depreciation	(1,000.5)	(972.6)
Net plant investment	1,073.3	1,050.0
Acquisition intangibles, net of accumulated
amortization of $156.0 and $139.3 at March 31,
2008 and December 31, 2007, respectively	498.9	484.5
Goodwill	1,148.9	1,104.8
Deferred income taxes	6.9	0.4
Other assets	123.3	122.1
Total assets	$4,220.8	$4,061.7

Liabilities
Current liabilities
Accounts payable	$359.3	$316.5
Short-term borrowings	42.6	42.0
Current maturities of long-term debt	1.6	101.4
Accrued expenses	187.5	204.4
Income taxes payable	16.6	7.4
Deferred income taxes	16.6	15.2
Total current liabilities	624.2	686.9
Long-term debt	756.5	705.3
Pension and other postretirement benefit liabilities	275.2	271.4
Other noncurrent liabilities	389.4	349.2
Deferred income taxes	122.0	119.0

Stockholders’ equity
Common stock, $.01 par value per share,
150,000,000 shares authorized; issued 48,132,640
shares	0.5	0.5
Additional paid-in capital	436.2	438.0
Retained earnings	1,399.7	1,356.6
Accumulated other comprehensive income	251.2	173.4
Treasury stock, at cost, 559,729 shares in 2008 and 596,911 shares in 2007	(34.1)	(38.6)
Total stockholders’ equity	2,053.5	1,929.9
Total liabilities and stockholders’ equity	$4,220.8	$4,061.7

CYTEC INDUSTRIES INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in millions)

	Three Months Ended March 31,
	2008	2007

Cash flows provided by (used in) operating activities
Net earnings	$ 49.1	$ 51.7
Noncash items included in net earnings:
Depreciation	28.1	25.1
Amortization	11.4	11.6
Share-based compensation	2.6	3.1
Deferred income taxes	2.2	9.2
Gain on sale of assets	-	(15.7)
Other	(0.5)	(0.2)
Changes in operating assets and liabilities:
Trade accounts receivable	(40.8)	(59.9)
Other receivables	4.9	13.6
Inventories	(24.9)	6.8
Other assets	(5.6)	(7.6)
Accounts payable	29.9	23.0
Accrued expenses	(22.2)	(20.5)
Income taxes payable	9.6	(8.1)
Other liabilities	(5.6)	(7.9)
Net cash provided by operating activities	38.2	24.2
Cash flows provided by (used in) investing activities
Additions to plants, equipment and facilities	(26.7)	(14.8)
Net proceeds received on sale of assets	(1.9)	27.1
Net cash (used in) provided by investing activities	(28.6)	12.3
Cash flows provided by (used in) financing activities
Proceeds from long-term debt	51.1	101.6
Payments on long-term debt	(100.1)	(145.1)
Change in short-term borrowings	(0.9)	0.3
Cash dividends	(6.0)	(4.8)
Proceeds from the exercise of stock options and warrants	4.1	13.7
Purchase of treasury stock	(5.4)	(9.7)
Excess tax benefits from share-based payment arrangements	1.2	2.6
Other	(0.1)	(0.4)
Net cash used in financing activities	(56.1)	(41.8)
Effect of currency rate changes on cash and cash equivalents	2.6	0.7
Decrease in cash and cash equivalents	(43.9)	(4.6)
Cash and cash equivalents, beginning of period	76.8	23.6
Cash and cash equivalents, end of period	$ 32.9	$ 19.0

Cytec Industries Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Measures

Amounts in millions except per share amounts

Management believes that net earnings and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Three Months Ended March 31, 2008
	Net Earnings	Diluted EPS
GAAP Net Earnings	$49.1	$1.01
- Polymer Additives restructuring charge	1.0	0.02
- Liquid Coating Resins restructuring charge	0.1	-
- Dijon, France restructuring charge	0.3	0.01
- Specialty Chemicals restructuring charge	1.1	0.02
- Pampa accelerated depreciation charge	0.9	0.02
Non-GAAP Net Earnings	$52.5	$1.08
Three Months Ended March 31, 2007
	Net Earnings	Diluted EPS
GAAP Net Earnings	$51.7	$1.05
- Gain on phase two of divestiture of water treatment and acrylamide product lines	(15.2)	(0.31)
- Net restructuring charge	0.8	0.02
Non-GAAP Net Earnings	$37.3	$0.76

CONTACT:
Cytec Industries Inc.
Jodi Allen, 973-357-3283
www.cytec.com